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EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the captions "Experts" in the registration statement (Form SB-2/A) and related prospectus of High-Tech Travel Services Corporation for the registration of 2,809,402 shares of its common stock and to the incorporation by reference therein of our report dated August 1, 2000, except for Note 8, which is dated August 14, 2000, with respect to the financial statements of High-Tech Travel Services Corporation included in its Annual Report for the period from October 1, 1999 (Date of Inception) to June 30, 2000.

/s/ Amper, Politziner & Mattia, P.A.



July 23, 2001
Edison, New Jersey